Exhibit 99.6
(Form of Agreement)
[TRANSLATED FROM SPANISH]

CERTIFICATION

AND

AMENDMENT TO

OPTION AGREEMENT

AND

CUSTODY AGREEMENT

This document is made and entered into in Santiago de Chile, as of this 28th day of September, [2012], by and among:

INVERSIONES FREIRE S.A. (formerly “Inversiones Freire Limitada”) (“Freire Uno”), a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 96.450.000-2, herein represented by Messrs. José Said Saffie, José Antonio Garcés Silva, Arturo Majlis Albala and Gonzalo Said Handal;

INVERSIONES FREIRE ALFA S.A. (“Freire Uno Alfa”), a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 76.238.934-7, herein represented by Messrs. José Said Saffie, José Antonio Garcés Silva, Arturo Majlis Albala and Gonzalo Said Handal;

INVERSIONES FREIRE BETA S.A. (“Freire Uno Beta”),a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 76.238.934-7, herein represented by Messrs. José Said Saffie, José Antonio Garcés Silva, Arturo Majlis Albala and Gonzalo Said Handal;

INVERSIONES FREIRE GAMMA S.A. (“Freire Uno Gamma”),a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 76.238.937-1, herein represented by Messrs. José Said Saffie, José Antonio Garcés Silva, Arturo Majlis Albala and Gonzalo Said Handal;

INVERSIONES FREIRE DELTA S.A. (“Freire Uno Delta”),a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 76.238.937-1, herein represented by Messrs. José Said Saffie, José Antonio Garcés Silva, Arturo Majlis Albala and Gonzalo Said Handal;

INVERSIONES FREIRE DOS S.A. (formerly “Inversiones Freire Dos Limitada”) (“Freire Dos”), a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 78.816.440-8, herein represented by Messrs. José Said Saffie, José Antonio Garcés Silva, Arturo Majlis Albala and Gonzalo Said Handal;

INVERSIONES FREIRE DOS ALFA S.A.] (“Freire Dos Alfa”),a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 76.238.167-2, herein represented by Messrs. José Said Saffie, José Antonio Garcés Silva, Arturo Majlis Albala and Gonzalo Said Handal;

INVERSIONES FREIRE DOS BETA S.A. (“Freire Dos Beta”),a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 76.238.172-9, herein represented by Messrs. José Said Saffie, José Antonio Garcés Silva, Arturo Majlis Albala and Gonzalo Said Handal;

INVERSIONES FREIRE DOS GAMMA S.A. (“Freire Dos Gamma”),a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 76.238.176-1, herein represented by Messrs. José Said Saffie, José Antonio Garcés Silva, Arturo Majlis Albala and Gonzalo Said Handal;

INVERSIONES FREIRE DOS DELTA S.A. (“Freire Dos Delta”),a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 76.238.181-8, herein represented by Messrs. José Said Saffie, José Antonio Garcés Silva, Arturo Majlis Albala and Gonzalo Said Handal (for the purposes of this document, Freire Uno, Freire Uno Alfa, Freire Uno Beta, Freire Uno Gamma, Freire Uno Delta, Freire Dos, Freire Dos Alfa, Freire Dos Beta, Freire Dos Gamma and Freire Dos Delta will be collectively referred to hereinafter as the “Grantors” or the “Owners”); the parties of the first part, and

THE COCA-COLA COMPANY (“TCCC”), a corporation duly organized and existing under the laws of the State of Delaware, United States of America, for the purposes of this document domiciled at One Coca-Cola Plaza, N.W., Atlanta, Georgia, United States of America, herein represented by Mr. [•],

COCA‑COLA DE CHILE S.A. (“CCDC”), a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at Avenida Kennedy 5757, 12th Floor, Comuna de Las Condes, Santiago, Tax Identification No. 96.714.870-9, herein represented by Ms. Roberta Cabral Valenca and Ms. Sylvia Lorena Chamorro Giné;

SERVICIOS Y PRODUCTOS PARA BEBIDAS REFRESCANTES SRL (“SPBR”), the legal successor company of “Coca-Cola de Argentina S.A.” duly organized and existing under the laws of the Argentine Republic, for the purposes of this document domiciled at One Coca-Cola Plaza, N.W., Atlanta, Georgia, United States of America, Tax Identification No. 59.053.720-9, herein represented by Ms. Sylvia Chamorro Giné; (for the purposes of this document, TCCC, CCDC and SPBR will also be collectively referred to hereinafter as the “Beneficiaries”);

COCA-COLA INTERAMERICAN CORPORATION (“Interamerican”), a corporation duly organized and existing under the laws of the State of Delaware, United States of America, for the purposes of this document domiciled at One Coca-Cola Plaza, N.W., Atlanta, Georgia, United States of America, Tax Identification No. 59.053.710-1, herein represented by Mr. [•]; and

EMBOTELLADORA ANDINA S.A. (“Andina”), a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at Avenida El Golf 40, 4th Floor, Las Condes, Santiago, Tax Identification No. 91.144.000-8, herein represented by Messrs. Andrés Wainer Pollack and Jaime Cohen Arancibia; parties of the second part; all the appearing parties are of legal age and agree as follows:

RECITALS

WHEREAS by private document executed on September 5, 1996 and amended on December 17, 1996, Freire Uno, Freire Dos, TCCC, Interamerican, SPBR (formerly Coca-Cola de Argentina S.A.), Andina and Citibank, N.A. entered into an Option Agreement and a Custody Agreement (hereinafter referred to as the “Option Agreement”), by means of which, among other issues, Freire Uno and Freire Dos finally and irrevocably granted a purchase option in favour of TCCC, Interamerican and SPBR (formerly Coca-Cola de Argentina S.A.), by means of which, at the discretion of any of the latter (or any two of them or all of them jointly), and subject to the terms, conditions and time frames established in such document, the Grantors shall be bound to sell all (and not less than all) the Shares (as such term is defined in the Option Agreement) of Andina held by them at such date, as well as all (and not less than all) the Shares of Andina that, after such date, are acquired in any form by Freire Uno and Freire Dos, either from Andina or from third parties;

WHEREAS by private document written in English executed on September 5, 1996 and amended on December 17, 1996, Andina, TCCC, Interamerican, SPBR (formerly Coca-Cola de Argentina S.A.), Bottling Investment Limited, Freire Uno and Freire Dos entered into a Shareholders' Agreement (hereinafter referred to as the “Shareholders' Agreement”) regarding Andina, in which certain restrictions on the transfer of shares were established (Shares, according to the definition of such term in the Shareholders' Agreement), among other issues;

WHEREAS pursuant to the provisions of Section Five of the Option Agreement and Section 5.2 of the Shareholders' Agreement, the Option Agreement was entered into in direct connection with the resolutions adopted by the parties in the Shareholders' Agreement;

WHEREAS on October 11, 2006, pursuant to the provisions of Sections 4.1 and 6.3 of the Shareholders' Agreement, CCDC and Interamerican gave written notice to Andina, Freire Uno and Freire Dos, that on October 6, 2006, Interamerican made a permitted transfer of its Series A and Series B shares of Andina to CCDC, stating to such effect (i) that the transferred shares will continue to be subject to the terms of the Shareholders' Agreement, and (ii) that CCDC agrees to be bound by the terms of the Shareholders' Agreement;

WHEREAS considering that the Option Agreement was entered into by Interamerican in direct connection with the resolutions adopted by Interamerican as a party to the Shareholders' Agreement, and that CCDC agreed to be bound by the terms of the Shareholders' Agreement pursuant to the permitted transfer of shares in Andina made by Interamerican, CCDC currently has all the rights granted to and obligations undertaken by Interamerican under the Option Agreement, and in particular, the right of option set forth therein;

WHEREAS on June 25, 2012, Andina, TCCC, Interamerican, SPBR, CCDC, Freire Uno, Freire Dos and Inversiones Los Aromos Limitada, among others, amended the Shareholders' Agreement, and to such end executed an agreement referred to as the “Amended and Restated Shareholders' Agreement”, which was amended on August 31, 2012;

WHEREAS Freire Uno has undergone a restructuring process through which it was demerged into the surviving entity Freire Uno and four new corporations, to wit, Freire Uno Alfa, Freire Uno Beta, Freire Uno Gamma and Freire Uno Delta (these five corporations will be collectively referred to hereinafter as “Grupo Freire Uno”). As a result of this demerger, all shares issued by Andina held by Freire Uno, except 23 shares, were allotted to the companies that are part of Grupo Freire Uno as follows: Freire Uno Alfa received 46,426,645 shares of Andina, Freire Uno Beta received 46,426,645 shares of Andina, Freire Uno Gamma received 46,426,645 shares of Andina, and Freire Uno Delta received 46,426,645 shares of Andina. To date, the registration of the shares issued by Andina in the name of each of the respective companies of Grupo Freire Uno to which they were allotted as indicated above is still pending. Along with such registration, the current shareholders of each of Freire Uno Alfa, Freire Uno Beta, Freire Uno Gamma and Freire Uno Delta will exchange their respective shares in each of such companies, in such a way that the current shareholders of each of the companies of Grupo Freire Uno will hold shares in the companies of Grupo Freire Uno as indicated below:

a)	Wilsim Corporation, Tax Identification No. 59.006.660-5 and Inversiones Santa Virginia Limitada, Tax Identification No. 78.324.940-5 will be the sole shareholders of Freire Uno Alfa;

b)	Ledimor Financial Corp., Tax Identification No. 59.038.220-5 and Inversiones Ledimor Chile Limitada, Tax Identification No. 77.862.680-2 will be the sole shareholders of Freire Uno Beta;

c)	Hydra Investment and Shipping Corp., Tax Identification No. 59.033.840-0 and Hydra Inversiones Limitada, Tax Identification No. 77.861.620-3 will be the sole shareholders of Freire Uno Gamma; and

d)	Dolavan Finance Inc., Tax Identification No. 59.038.210-8 and Inversiones Dolavan Chile Limitada, Tax Identification No. 77.861.410-3 will be the sole shareholders of Freire Uno Delta.

Additionally, it is hereby stated that Freire Uno maintains as shareholders the companies identified as shareholders of Freire Uno Alfa, Freire Uno Beta, Freire Uno Gamma and Freire Uno Delta in a), b), c) and d) above.

WHEREAS Freire Dos has undergone a restructuring process through which it was demerged into the surviving company Freire Dos and four new corporations, to wit, Freire Dos Alfa, Freire Dos Beta, Freire Dos Gamma and Freire Dos Delta (these five corporations will be collectively referred to hereinafter as “Grupo Freire Dos” and the latter, together with Grupo Freire Uno will be referred to as “Grupo Freire”). As a result of this demerger, all shares issued by Andina held by Freire Dos, except four shares, were allotted to the companies that are part of Grupo Freire Dos as follows: Freire Dos Alfa received 3,574,999 shares of Andina, Freire Dos Beta received 3,574,999 shares of Andina, Freire Dos Gamma received 3,574,999 shares of Andina, and Freire Dos Delta received 3,574,999 shares of Andina. To date, the registration of the shares issued by Andina in the name of each of the respective companies of Grupo Freire Dos to which they were allotted as indicated above is still pending. Along with such registration, the current shareholders of each of Freire Dos Alfa, Freire Dos Beta, Freire Dos Gamma and Freire Dos Delta will exchange their respective shares in each of such companies, in such a way that the current shareholders of each of the companies of Grupo Freire Dos will hold shares in the companies of Grupo Freire Dos as indicated below:

a)	Wilsim Corporation, Tax Identification No. 59.006.660-5 and Inversiones Santa Virginia Limitada, Tax Identification No. 78.324.940-5 will be the sole shareholders of Freire Dos Alfa;

b)	Ledimor Financial Corp., Tax Identification No. 59.038.220-5 and Inversiones Ledimor Chile Limitada, Tax Identification No. 77.862.680-2 will be the sole shareholders of Freire Dos Beta;

c)	Hydra Investment and Shipping Corp., Tax Identification No. 59.033.840-0 and Hydra Inversiones Limitada, Tax Identification No. 77.861.620-3 will be the sole shareholders of Freire Dos Gamma; and

d)	Dolavan Finance Inc., Tax Identification No. 59.038.210-8 and Inversiones Dolavan Chile Limitada, Tax Identification No. 77.861.410-3 will be the sole shareholders of Freire Dos Delta.

Additionally, it is hereby stated that Freire Dos maintains as shareholders the companies identified as shareholders of Freire Dos Alfa, Freire Dos Beta, Freire Dos Gamma and Freire Dos Delta in a), b), c) and d) above.

WHEREAS the shareholders of the companies of Grupo Freire are part of the “Controlling Group of the Grantors”, as this term is defined in the Option Agreement;

WHEREAS in Section Eleven of the Option Agreement, Freire Uno, Freire Dos and Citibank N.A. entered into a custody agreement for the Shares under the Option (as such terms are defined in the Option Agreement), in which Freire Uno and Freire Dos agreed to pay Citibank, for the services to be rendered under such custody agreement, the fees set forth in such document. On the other hand, Freire Uno, Freire Dos, Citibank N.A. and the Beneficiaries agreed and accepted therein that the provisions of such custody agreement are, certainly, irrevocable;

WHEREAS, by means of a private agreement entered into on this same date, Freire Uno and Freire Dos have terminated the custody agreement entered into with Citibank, N.A. in Section Eleven of the Option Agreement, which was accepted in said private agreement by the Beneficiaries and Andina, in respect to what is relevant to them; and

WHEREAS the Owners have requested Interamerican to accept and gratuitously hold in custody the Shares included in the Option, and consequently, immediately following termination of the aforementioned custody agreement with Citibank, the Owners have requested Interamerican to enter into, as a party to the Option Agreement, a custody agreement to such end;

NOW, THEREFORE, and in view of the foregoing, the parties that appear herein in the capacities mentioned above, agree (i) to expressly state that Grupo Freire Uno and Grupo Freire Dos also take on all rights granted to and obligations undertaken by Freire Uno y Freire Dos, respectively, under the Option Agreement; (ii) to register in a document that CCDC is the holder of all rights granted to and obligations undertaken by Interamerican under the Option Agreement; and (iii) to amend Section Eleven of the Option Agreement, all the foregoing in accordance with the following provisions:

ONE: Grantors and Beneficiaries under the Option Agreement.

The parties to this document agree to put on written record the following:

1.1.
As a result of the company restructuring process undergone by each of Freire Uno and Freire Dos as indicated in the recitals of this document, (i) Freire Uno continues to be a party to the Option Agreement, and Freire Uno Alfa, Freire Uno Beta, Freire Uno Gamma and Freire Uno Delta also take on all the rights and obligations of Freire Uno under the Option Agreement; and (ii) Freire Dos continues to be a party to the Option Agreement, and Freire Dos Alfa, Freire Dos Beta, Freire Dos Gamma and Freire Dos Delta also take on all the rights and obligations of Freire Dos under the Option Agreement; and (iii) the companies of Grupo Freire are solely and exclusively owned, indirectly, by one or more of the Controlling Group of the Grantors.

1.2.
As a result of the permitted transfer of the shares issued by Andina made by Interamerican to CCDC as indicated in the recitals of this document, and since CCDC agreed to be bound by the terms of the Shareholders' Agreement, CCDC assumes all the rights and obligations of Interamerican under the Option Agreement, and in particular the right of option provided therein, which became effective with the written notice given by CCDC and Interamerican to Andina, Freire Uno and Freire Dos on October 11, 2006 regarding the aforementioned permitted transfer. In this way, the current

Beneficiaries and holders of the right of option set forth in the Option Agreement are and have been since such date, TCCC, CCDC and SPBR.

TWO: Custody agreement between the Owners and Interamerican

2.1.
By means of this instrument, Grupo Freire, also referred to as the Owners, and Interamerican, hereinafter also referred to as the “Custodian”, both duly represented as indicated above in this document, herein enter a gratuitous custody agreement with respect to the Shares included in the Option granted in the Option Agreement, and all those Shares to which such Option is applicable pursuant to the provisions of the Option Agreement.

2.2.
For all legal purposes, it shall be deemed that the custody agreement entered into herein corresponds to Section Eleven of the Option Agreement, which is an integral part hereof. For such purposes, and as instructed by the Owners, Citibank, N.A. (herein represented by Banco de Chile, in its capacity as the legal successor of Citibank, N.A., Chilean Branch, which also acted on behalf of Citibank, N.A.) has physically delivered to the Custodian the certificates of the Shares allotted by Freire Uno and Freire Dos to the companies of Grupo Freire, as indicated below:

Certificate No.	Number of Shares
1,171	80,784,896
1,172	39,851,548
1,173	1,964,554
1,174	17,265,921
1,175	621,792
1,176	1,201,472
1,177	1,141,399
1,178	1,053,688
1,179	19,283,649
1,180	2,402,944
1,181	9,227,000
1,182	15,000
1,183	726,261
1,184	10,161,845
3,906	14,300,000

Additionally, Freire Uno herein delivers to the Custodian Certificate No. 35,663 for 4,634 Shares, which were not deposited with Citibank, N.A.

2.3.
Grupo Freire instructs the Custodian to request Andina to register the Shares in the Shareholder Register of the latter in the name of each of the companies of Grupo Freire, pursuant to the demerger of Freire Uno and Freire Dos, as indicated in the recitals of this document, and to collect on behalf of the Owners the new certificates of Shares in the name of the Owners to be issued to replace the share certificates indicated above. For such purposes, each of the companies that are part of Grupo Freire herein delivers to the Custodian the documents that evidence the allotment of Shares, and herein grants the Custodian sufficient powers to such end. Once the Custodian has collected the new certificates of Shares, such certificates will be held in custody by the Custodian.

2.4.
The certificates of Shares already received and to be received by the Custodian will be held in custody by the Custodian, which will therefore be responsible for them. However, the Custodian, in the exercise of its duties, will solely be liable in case of gross negligence, and especially, will not be liable for any loss or damage due to circumstances or causes beyond its control, including but not limited to nationalization, expropriation, acts of war, terrorism, insurrection, revolution, civil riots, demonstrations and strikes of personnel other than that of the Custodian or force majeure.

2.5.	The custody agreement entered into in this Section shall be subject to the following terms:

(a) In case it were necessary, for any reason, to change, substitute or replace all or any of the certificates of Shares received in custody, or in case of subscription of new Shares of Andina by the Owners, or in the event of demerger or merger of Andina, it shall be the duty of the Owners, as pertinent in each case, to change and/or collect the new certificates of Shares to be issued for such purposes, the certificates of the subscribed Shares, the certificates of Shares of the new company or companies to be formed and which belong to the Owners as holders of the Shares of Andina, and/or the certificates of Shares of the surviving company or the new company to be created and which replace the Shares of Andina held by the Owners; and physically deliver such certificates to the Custodian, which will be subject to this custody agreement.

Notwithstanding the foregoing, and without prejudice to the Owner's obligation, in all the cases previously stated in (a) above, the Custodian is herein granted full powers (but is in no case obliged to), as an irrevocable mandate, to replace and/or collect, as appropriate, on behalf of the Owners, upon prior request of one or any of the Owners or the Beneficiaries, the new certificates of Shares issued for the purposes of changing, substituting or replacing all or any of the certificates of Shares held in custody, the certificates of the subscribed Shares, the certificates of Shares of the new company or companies to be formed and which belong to them as holders of the Shares of Andina, and/or the certificates of Shares of the surviving company or the new company to be created and which replace the Shares of Andina held by the Owners, which will be subject to this custody agreement.

(b) This custody agreement will also apply to certain Shares of Andina that the Owners may acquire from third parties other than Andina, in which case such Owners shall immediately deliver the respective certificates to the Custodian.

(c) The Custodian shall be bound to receive and safekeep the certificates under this custody agreement and shall hold them in custody indefinitely and shall not restore them to the Owners, unless the Owners exhibit an authorization executed through public deed by a representative of one or more of the Beneficiaries with sufficient powers. Notwithstanding the foregoing, the Custodian covenants to restore each and every certificate held in custody to TCCC, CCDC and SPBR, upon request of any of them, who, for such purposes, shall solely provide the Custodian with a written statement in which any of them asserts that any Condition to Exercise has occurred, a Process to Exercise the Option has been brought, the Valuation has been determined (stating the amount thereof) and it has irrevocably decided to exercise the purchase Option set forth in the Option Agreement.

The Custodian will immediately inform the Grantors that it has delivered the certificates of Shares of Andina.

(d) The Custodian undertakes to regularly (quarterly) provide TCCC, CCDC and SPBR with a report on the certificates of Shares of the Owners held in custody under this agreement, as well as to provide prompt notice of any communication given to them by the Owners pursuant to the provisions of this section. The execution of this custody agreement will not imply a limitation of the Owners' shareholder rights with respect to the Shares thereof, other than the rights to encumber and dispose of such shares. In other words, the Owners, may, freely and without the intervention of the Custodian or the authorization of the Beneficiaries, claim and collect dividends, vote at shareholders' meetings as provided in the Option Agreement, subscribe capital increases and assign options to subscribe Shares arising from capital increases.

(e) The Custodian shall deliver the Shares of the Option to the Grantors in the event this agreement is terminated in accordance with the provisions of Section Eight of the Option Agreement and provided that a letter confirming such circumstance, signed by a legal representative of the Beneficiaries is submitted to it.

(f) In fulfilling its obligations under this agreement, the Custodian may only act, and it is herein authorized to rely on and act in accordance with the instructions received by the Custodian from any Authorized Person (as defined below) in the forms indicated for each case in this agreement (the “Instructions”), on the understanding that:

(i)    The Instructions shall remain in force until they are fulfilled, cancelled or replaced;
(ii)    If in the opinion of the Custodian, the Instructions are unclear and/or ambiguous, the Custodian shall make its best efforts to seek clarification thereof. If such clarification is not obtained in a timely fashion, the Custodian may, at its own reasonable discretion and without liability of any kind, refuse to comply therewith until any ambiguity has been resolved to its satisfaction;
(iii)    The Instructions will be complied in accordance with the rules, operating procedures and market practices in force in the place where they must be fulfilled. The Custodian may also refuse to execute those Instructions that, in its opinion, are contrary to any law, rule or regulation, upon notice thereof to the Owners and the Beneficiaries;
(iv)    The Custodian may rely in good faith on the permanent representation of any Authorized Person (as defined below) until receipt by the Custodian of written notice to the contrary from the Owners or the Beneficiaries, as the case may be; and,
(v)    “Authorized Person” means any director, employee or agent of the Owners or the Beneficiaries, as appropriate, who has been authorized by means of a written communication given to the Custodian, to act on behalf of the Owners or the Beneficiaries, to perform any action, procedure or obligation under this agreement.

(g) The Owners shall indemnify and hold the Custodian and any of its designees and agents from and against any losses, liabilities and costs, including but not limited to, attorneys' fees and expenses, directly or indirectly resulting from the execution by the Custodian, its designees or agents, of the Instructions on which they in good faith rely as to be given by Authorized Persons of the Owners.

Additionally, and particularly considering that this custody agreement has been entered into by Interamerican at the request of the Owners and the gratuitous nature of the assignment entrusted to Interamerican, the Owners agree to indemnify and hold Interamerican and any of its designees or agents harmless from and against any losses, damages, expenses or liabilities (including reasonable attorneys' fees and costs associated with this indemnity) resulting from the execution of the assignment entrusted herein.

(h) The Custodian shall not receive any compensation for the services to be provided under this agreement.

2.6.
The Beneficiaries expressly agree to what is provided in their benefit and interest by the Owners and the Custodian in this section, in such a way that they will have powers to claim compliance with the obligations undertaken by them in this regard. The Owners, the Custodian and the Beneficiaries further agree and accept that the provisions of this custody agreement are, certainly, irrevocable.

In any case, the Owners and the Beneficiaries may agree in writing to the early termination of this custody agreement.

THREE: Scope of the amendment.

It is expressly stated that the amendment to the Option Agreement agreed and accepted herein solely relates to Section Eleven of such agreement and, therefore, nothing in this document intends to or shall have the effect of modifying in any way the terms and provisions of the Option Agreement other than Section Eleven thereof and the remaining terms and provisions will continue in full force. Furthermore, Grupo Freire expressly declares that this document does not alter in any way the rights to which the Beneficiaries are entitled under the Option Agreement, including but not limited to the Option, and therefore, all the rights to which the Beneficiaries are entitled pursuant to the aforementioned Option Agreement remain in full force.

FOUR: Representation of Andina.

As a party to this document and duly represented as indicated above, for all legal purposes thereof, Andina herein represents and warrants that it is fully aware of the provisions included in this document.

FIVE: Registration.

A copy of this document will be deposited at Andina and will be entered in its Shareholders Register.

[The rest of this page intentionally left blank.
Section Six and signature pages follow.]

SIX: Counterparts.

This document is executed in 15 counterparts each of which shall be deemed an original and signed on the same date, one for each of the appearing parties.

_______________________________	_______________________________

p.p. Inversiones Freire S.A.
p.p. Inversiones Freire Alfa S.A.
p.p. Inversiones Freire Beta S.A.
p.p. Inversiones Freire Gamma S.A.
p.p Inversiones Freire Delta S.A.
p.p. Inversiones Freire Dos S.A.
p.p. Inversiones Freire Dos Alfa S.A.
p.p. Inversiones Freire Dos Beta S.A.
p.p. Inversiones Freire Dos Gamma S.A.
p.p. Inversiones Freire Dos Delta S.A.

p.p. Inversiones Freire S.A.
p.p. Inversiones Freire Alfa S.A.
p.p. Inversiones Freire Beta S.A.
p.p. Inversiones Freire Gamma S.A.
p.p Inversiones Freire Delta S.A.
p.p. Inversiones Freire Dos S.A.
p.p. Inversiones Freire Dos Alfa S.A.
p.p. Inversiones Freire Dos Beta S.A.
p.p. Inversiones Freire Dos Gamma S.A.
p.p. Inversiones Freire Dos Delta S.A.

_______________________________	_______________________________

p.p. Inversiones Freire S.A.
p.p. Inversiones Freire Alfa S.A.
p.p. Inversiones Freire Beta S.A.
p.p. Inversiones Freire Gamma S.A.
p.p Inversiones Freire Delta S.A.
p.p. Inversiones Freire Dos S.A.
p.p. Inversiones Freire Dos Alfa S.A.
p.p. Inversiones Freire Dos Beta S.A.
p.p. Inversiones Freire Dos Gamma S.A.
p.p. Inversiones Freire Dos Delta S.A.

p.p. Inversiones Freire S.A.
p.p. Inversiones Freire Alfa S.A.
p.p. Inversiones Freire Beta S.A.
p.p. Inversiones Freire Gamma S.A.
p.p Inversiones Freire Delta S.A.
p.p. Inversiones Freire Dos S.A.
p.p. Inversiones Freire Dos Alfa S.A.
p.p. Inversiones Freire Dos Beta S.A.
p.p. Inversiones Freire Dos Gamma S.A.
p.p. Inversiones Freire Dos Delta S.A.

_______________________________

p.p. The Coca-Cola Company

_______________________________

p.p. Coca-Cola de Chile S.A.

_______________________________

p.p. Servicios y Productos para Bebidas Refrescantes S.R.L.

_______________________________

p.p. The Coca-Cola Interamerican Corporation

_______________________________

p.p. Embotelladora Andina S.A.